Exhibit 99.1

GOLUB CAPITAL BDC, INC. ANNOUNCES $98.4 MILLION IN NEW ORIGINATIONS FOR ITS SECOND FISCAL QUARTER AND THE TERMINATION OF ITS TOTAL RETURN SWAP

CHICAGO, IL, April 13, 2012 – Golub Capital BDC, Inc. (NASDAQ: GBDC, www.golubcapitalbdc.com) a business development company, today announced that it originated $98.4 million in new investment commitments during the three months ended March 31, 2012. Approximately 36% of the new investment commitments were in one stop loans, 21% were subordinated debt/second lien investments, 39% were senior secured loans and 4% were equity securities. Of the new investment commitments, $94.2 million funded at close.  Overall, total investments in portfolio companies at fair value increased by $51.8 million during the three months ended March 31, 2012 after factoring in debt repayments.

On April 11, 2012, Golub Capital Master Funding LLC, a wholly-owned subsidiary of Golub Capital BDC, Inc., terminated the total return swap (“TRS”) that it had entered into with Citibank, N.A. at a gain. Cash collateral that had secured obligations to Citibank, N.A. under the TRS will be used to fund new middle-market debt and equity investments.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies. In 2010, Golub Capital was named “Middle Market Lender of the Year” by Buyouts Magazine and “Debt Financing Agent of the Year” by M&A Advisor. Golub Capital was ranked the #1 Traditional Middle Market Bookrunner for 2011 by Thomson Reuters LPC for senior secured loans of up to $100 million for leveraged buyouts (based on number of deals completed). As of March 31, 2012, Golub Capital had over $5 billion in capital under management, with a team of investment professionals in New York and Chicago.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:	Ross Teune
Phone:	312-284-0111
Email:	rteune@golubcapital.com